Agreement and Plan of Merger

among

Online Resources Corporation

and

ITS Acquisition Sub, LLC

and

Internet Transaction Solutions, Inc.

Dated as of July 26, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT, dated as of the 26th day of July, 2007, (“Agreement”) by and between, Online Resources Corporation, a corporation organized under the laws of the State of Delaware (“Buyer”), ITS Acquisition Sub, LLC, a wholly owned single member limited liability company of Buyer organized under the laws of the State of Delaware (“BuyerSub”), Internet Transaction Solutions, Inc., a corporation organized under the laws of the State of Delaware (“Company”). (Buyer, BuyerSub and the Company are referred to collectively herein as the “Parties”) contemplates a tax-free merger of the Company with and into BuyerSub in a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of providing electronic payment services integrated with critical business processes and systems to clients in the accounts receivable management and utilities industries (the “Business”);

WHEREAS, immediately prior to the Closing, as hereinafter defined, the Company will distribute all of the interests in its wholly owned subsidiary Relationship Management, LLC, an Ohio limited liability company doing business as QuanComm (“Relationship Management”), to the stockholders of the Company (each a “Stockholder” and collectively, the “Stockholders”) listed on Schedule B (“Subsidiary Distribution”);

WHEREAS, upon the terms and conditions of this Agreement, the parties intend to effect a business combination pursuant to which the Company will merge with and into BuyerSub with BuyerSub surviving (the “Merger”).

WHEREAS, the respective boards of directors of Buyer and the Company have each determined that the Merger is consistent with, and will further, their respective business strategies and goals, and is in the best interests of their respective stockholders and, therefore, have approved, this Agreement; and

WHEREAS, the parties intend the Merger to be treated as a tax free reorganization under Section 368(a)(1)(A) of the Code.

NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the Parties have agreed and do hereby agree in manner and form as hereinafter set forth:

1. THE MERGER.

1.1 The Merger. At the Closing (as defined in Section 2.1), (a) the Company shall be merged with and into BuyerSub and (b) the separate corporate existence of the Company shall cease and BuyerSub shall survive and continue to exist as a wholly owned limited liability company of Buyer.

1.2 Effectiveness of the Merger. Subject to the satisfaction or waiver of the conditions set forth herein, the Merger shall become effective upon the occurrence of the filing in the office of the Delaware Secretary of State of a Certificate of Merger for the Merger in accordance with Delaware law in a form mutually acceptable to the Company and Buyer. For purposes hereof, the time that the Merger becomes effective is hereafter referred to as the “Effective Time” and the date the Merger becomes effective is hereafter referred to as the “Effective Date.” The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Code. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company shall vest in the BuyerSub and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of BuyerSub.

1.3 Directors and Officers. The term of all directors and officers of the Company shall cease and terminate at the Effective Time and BuyerSub shall continue to exist without any officers and directors.

1.4 Certificate of Organization. The Certificate of Organization of BuyerSub shall remain in effect except that the name of BuyerSub shall be changed to “Internet Transaction Solutions, LLC.”

1.5 Merger Consideration. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Company herein contained, and in full consideration of the Merger, the stockholders of the Company shall receive cash and shares of Buyer’s $.0001 par value common stock (“Buyer Stock”) in an amount equal to the difference of (i) the sum of (A) Forty Five Million Dollars and 00/100 U.S. Dollars ($45,000,000.00), (B) the amount due the Company under all Stockholder Loans and (C) the aggregate exercise prices of all granted and outstanding Company stock options that are not otherwise waived by the Option holders pursuant to the Transfer Agreement (“Options”) less (ii) the sum of (A) all unpaid attorney, accounting, broker and advisory fees incurred by the Company in connection with the Merger, (B) the amount of principal and interest due and owing under all notes and other debt obligations and capitalized lease obligations, if any, of the Company (“Indebtedness”) and (C) the amounts payable to the holders of Options under Section 2.3 hereof (the “Initial Merger Consideration”). The shares of Buyer Stock will be valued for such purposes by determining the VWAP (as defined in Section 2.6) for a share as of the date of this Agreement (“Agreement Date”). The Initial Merger Consideration shall be subject to adjustment after the Closing pursuant to Section 2.5 hereof (the Initial Merger Consideration as adjusted is hereinafter referred to as the “Merger Consideration”).

1.6 Payment of Indebtedness. Not later than two (2) Business Days prior to the Closing Date (as defined in Section 2.1), the Company shall deliver to Buyer a written statement setting forth a true, correct and complete list of each obligation or liability constituting its Indebtedness, in each case, calculated through and including the Closing. On the Closing Date, Buyer shall make payment of the Indebtedness (as defined in Section 1.5) that becomes due as of the Closing so that immediately following the Closing there will be no further monetary obligations of the Company with respect to any Indebtedness that becomes due as of the Closing.

1.7 Stockholder Loans. To the extent that any of the Stockholders are indebted to the Company (including the advances and loans identified on Schedule 1.7, (collectively, the “Stockholder Loans”) (i) each of the applicable Stockholders shall directly repay the indebtedness owed to the Company on or prior to the Closing Date or (ii) the amounts due the Company as of the Closing Date shall be deducted from the amount of the Initial Merger Consideration due them.

2. CLOSING AND PAYMENT OF THE MERGER CONSIDERATION.

2.1 Closing. Subject to the satisfaction or waiver of the conditions precedent of Buyer and the Company set forth in Article 8 and Article 9 hereof, the closing of the Merger (the “Closing”) shall be held at the offices of Roetzel and Andress, LPA, in Columbus, Ohio at 10:00 A.M. within three (3) Business Days after the satisfaction of all conditions to the Closing have been satisfied. (A “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions located in New York City, New York are permitted or required by law to be closed.) The time and date of the Closing is herein called the “Closing Date.”

2.2 Treatment of Stock Options. The Options and the holders thereof are set forth on Exhibit 2.2. Each Option that is outstanding and unexercised immediately prior to the Closing, whether or not then vested and exercisable, shall be terminated effective as of the Closing and each Option holder shall receive, in lieu of the shares of the Company’s Common Stock that would otherwise have been issuable upon exercise thereof, and upon the execution of an agreement to transfer and cancel the Company Stock Option (“Transfer Agreement”) in a form reasonably acceptable to the Buyer, an amount in cash for each such Option held equal to the difference of (a) the quotient of (1) 90% of the Initial Merger Consideration divided by (2) the total outstanding shares of the Company’s Common Stock issued and outstanding and issuable upon exercise of all outstanding Options that are not otherwise waived by the Option holder pursuant to the Transfer Agreement as of the Closing Date less (b) the exercise price for such Option. The Company shall use commercially reasonable efforts to take or cause to be taken all action necessary to obtain a Transfer Agreement from each holder of an Option to permit such termination effective at the Closing.

2.3 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holders of any shares of Common Stock and rights to obtain Preferred Stock of the Company (collectively, the “Capital Stock”), the following shall occur:

(a) Each share of Capital Stock of the Company that is held by the Company at the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) BuyerSub’s equity interest held by Buyer shall remain outstanding with no change in such equity interest.

(c) Each right to obtain one share of the Company’s no par value preferred stock (“Preferred Stock Right ”) existing at the Effective Time shall be converted into the right to receive an amount equal to the product of (i) a fraction, the numerator of which is one and the denominator of which is the total issued and outstanding Preferred Stock Rights and (ii) 10% of the Initial Merger Consideration. Of the amount being paid upon the Preferred Stock Rights, at least $360,000 will be payable in cash. Notwithstanding the foregoing, an amount of cash equal to the product of (y) a fraction, the numerator of which is the total number of Preferred Stock Rights a holder thereof holds and the denominator of which is the total outstanding Preferred Stock Rights (z) $360,000 shall not be paid to each holder of a share of Preferred Stock but shall be held back as part of the Indemnification Holdback (as defined in subparagraph (e)).

(d) Each share of the Company’s no par value class A and class B common stock (collectively, “Common Stock”) issued and outstanding at the Effective Time shall be converted into the right to receive an amount equal to the product of (i) a fraction, the numerator of which is one and the denominator of which is the total issued and outstanding shares of Common Stock and (ii) 90% of the Initial Merger Consideration. The percentage of the total amount each holder of Common Stock is to receive in cash and in shares of Buyer Stock is set forth on Schedule C hereto, it being understood that any Stockholder who has not signed a signature page to this Agreement shall have the right to advise the Buyer in such Stockholder’s Letter of Transmittal (as defined in Section 2.7) of a reallocation of such percentages; provided, however, of the amounts payable to each holder of Common Stock upon conversion of such holder’s shares of Common Stock, at least the product of (y) a fraction, the numerator of which is the total number of shares of Common Stock such holder holds and the denominator of which is the total issued and outstanding shares of Common Stock (“Common Stock Fraction”) and (z) $3,240,000 will be payable in cash. Notwithstanding the foregoing, an amount of cash equal to the product of (y) the Common Stock Fraction and (z) $3,240,000 shall not be paid to each holder of Common Stock but shall be held back as part of the Indemnification Holdback (as defined in subparagraph (e)).

(e) An amount equal to $3,600,000 shall be deposited with the escrow agent (the “Escrow Amount”) for application against the indemnification and other obligations of the Stockholders arising under this Agreement (“Indemnification Holdback”). Stockholders and Buyer agree to establish an escrow account on the Closing Date to which the Escrow Amount will be deposited and which will be held for 12-months with a financial institution acceptable to both Stockholders and Buyer (“Escrow Agent”). The form of escrow agreement (the “Escrow Agreement”) shall be in a form mutually acceptable to the Company and Buyer. On the first year anniversary date of the Closing, the amount held in the Escrow Account, plus interest, which Buyer has not made any claim against, shall be payable to the Stockholders pro rata to the amounts deducted from the cash payments otherwise due them upon conversion of their Capital Stock. The balance of any amount held in the Escrow Account, plus interest, shall be payable to the Stockholders upon resolution of any claims by Buyer against the Escrow Account.

2.4 Rights as Stockholders; Stock Transfers. At the Closing, the Capital Stock shall no longer be outstanding and shall automatically be canceled and cease to exist and the Stockholders shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Capital Stock with a record date occurring prior to the Closing. After the Closing, there shall be no transfers on the stock transfer books of the Company.

2.5 Adjustment to Initial Merger Consideration.

(a) For purposes hereof, “Net Working Capital” means (A) the Company’s current assets less (B) the sum of all of the Company’s liabilities which will include and be deemed to include the amount accrued for all bonuses that the Company is or may be obligated to pay after the Closing, including payroll taxes thereon (regardless of whether such payments are made), all payroll taxes the Company is obligated to pay as a result of the payment on the cancellation of Options, and $50,000 reflecting the potential federal and state income taxes incurred by the Company resulting from the Subsidiary Distribution (as defined in the Recitals) to the Stockholders immediately prior to the consummation of the Merger. The Company’s current assets shall include all funds in its processing accounts. Processing account liabilities (“A/P — ACH Remits Due”) included within the Company’s liabilities shall include (i) all amounts due third parties payable from the processing accounts through the end of day prior to Closing, (ii) principal payment amounts due the Company’s clients, (iii) amounts due payment processing vendors (for example, TransFirst, Visa, MasterCard, Discover and AMEX, as reflected on merchant account invoices), (iv) premium amounts due clients (for marketing, compliance services or otherwise), and (v) contractual liabilities of the Company payable to third parties other than clients of the Company, such as strategic partners.

(b) As soon as practicable, and in any event, within ninety (90) days after the Closing Date, the Buyer shall prepare or cause to be prepared and delivered to the Stockholders’ Representative (as defined in Section 2.12) a balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”) and a statement of the Net Working Capital as of the Closing Date (the “Final Net Working Capital Statement”). The Final Net Working Capital Statement shall reflect the Net Working Capital as of the Closing Date and shall be based upon the Final Balance Sheet which shall be prepared in accordance with generally accepted accounting principles (“GAAP”) on a basis consistent with the preparation of the Financial Statements (as defined in Section 3.10).

(c) After receipt of the Final Net Working Capital Statement, Stockholders’ Representative shall have thirty (30) days to review it. To the extent reasonably required to complete his review of the Final Net Working Capital Statement, Stockholders’ Representative shall have reasonable access during normal business hours to the books and records of the Company and the working papers of the accountant, if any, assisting Buyer in the preparation of the Final Net Working Capital Statement. Stockholders’ Representative shall deliver notice to the Buyer on or prior to the 60th day after receipt of the Final Net Working Capital Statement specifying in reasonable detail all disputed items and the basis therefore. If Stockholders’ Representative fails to deliver such notice within such sixty (60) day period, Stockholders’ Representative shall have waived his right to contest the Final Net Working Capital Statement. If the Stockholders’ Representative notifies Buyer of any objections to the Final Net Working Capital Statement, the parties shall, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount shall be final and binding for all purposes under this Agreement.

(d) If, at the conclusion of the Resolution Period, the parties have not reached an agreement on any objections with respect to the Final Net Working Capital Statement, then all amounts and issues remaining in dispute shall be submitted to a mutually acceptable nationally or regionally recognized independent accounting firm (the “Neutral Auditor”) for a determination resolving such amounts and issues. All parties agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne by Buyer and Stockholders’ Representative, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Neutral Auditor by such party that are unsuccessfully disputed by such party (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of disputed items submitted by Buyer and Stockholders’ Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor shall be based solely on presentations with respect to such disputed items by Buyer and Stockholders’ Representative to the Neutral Auditor and not on the Neutral Auditor’s independent review. Each of Buyer and Stockholders’ Representative shall use their reasonable best efforts to make their presentation as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (i) shall be bound by the provisions of this Section 2.5(d) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Stockholders’ Representative or less than the smallest value for such item claimed by Buyer or Stockholders’ Representative. The Neutral Auditor’s determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Stockholders’ Representative and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder. The term “Finally Determined Net Working Capital Statement” shall mean the definitive Final Net Working Capital Statement agreed to by the Stockholders’ Representative and the Buyer in accordance with Section 2.5(c) or the definitive Final Net Working Capital Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.5(d).

(e) Payments. In the event that the Net Working Capital as reflected in the Finally Determined Net Working Capital Statement exceeds $100,000, then Buyer shall pay each Stockholder pro rata to such Stockholder’s share of the Initial Merger Consideration the amount of such excess plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date to the date of such payment at a per annum rate equal to seven percent (7%). Such amount will be paid in cash and shares of Buyer Stock in the same pro rata amounts that cash and such shares were paid to the Stockholder as part of the Initial Merger Consideration. In the event that the Net Working Capital as reflected on the Finally Determined Net Working Capital Statement is less than $100,000, Stockholders’ Representative shall direct the Escrow Agent to distribute to Buyer such difference plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date to the date of such payment at a per annum rate equal to seven percent (7%). The amount of cash, if any, payable pursuant to this Section 2.5(e) shall be paid by Buyer or the Escrow Agent (on behalf of Stockholders’ Representative) within five Business Days after the Finally Determined Net Working Capital Statement is agreed to by Stockholders’ Representative and Buyer or is determined by the Neutral Auditor in accordance with this Section 2.5(d).

2.6 Price Protection.

(a) For purposes of this Section 2.6, the terms below are defined as follows:

“Closing Price” means the last reported price of a share of Buyer’s Common Stock as of an indicated Trading Day.

“Closing Price Share Value” means (i) the number of shares of Buyer Stock for which the aggregate value is being determined, multiplied by (ii) the Closing Price corresponding to the indicated Trading Day.

“Trading Day” means a day that shares can be traded on the NASDAQ Global Select Market or such other market upon which shares of Buyer Stock are hereafter listed for trading.

“VWAP” means the volume weighted average price of Buyer Stock for the ten (10) trading days ending two (2) Business Days preceding an indicated date.

“VWAP Share Value” means (i) the number of shares of Buyer Stock for which the aggregate value is being determined multiplied by (ii) the VWAP corresponding to an indicated date.

(b) If the VWAP, as of the sixth, ninth and twelfth month anniversary dates of the Effective Date, is less than the VWAP as of the Agreement Date, a Stockholder shall have the right within ten (10) Business Days of such anniversary date to provide Buyer notice of the put to Buyer of all of the shares of Buyer Stock issued to such Stockholder.  Within ten (10) Business Days of receipt of such notice, Buyer shall make a cash payment for all or part of such shares equal to the VWAP Share Value as of the Closing Date.  For such shares for which a cash payment is not made, Buyer shall issue to the Stockholder a number of additional shares of Buyer Stock equal to the quotient of (i) the difference of (A) the VWAP Share Value at the Agreement Date of the shares not purchased less (B) the VWAP Share Value of such shares corresponding to the respective anniversary date by (ii) the VWAP as of such anniversary date.  In the event, however, that the Closing Price on any Trading Day is less than 80% of the VWAP as of the Agreement Date, Buyer shall have the right within ten (10) Business Days of such Trading Day to purchase from the Stockholders possessing a put right, such number of their shares of Buyer Stock as Buyer determines at their VWAP Share Value as of the Agreement Date.  If Buyer exercises such right, as to the shares not so purchased, Buyer shall issue to such Stockholders,  a number of shares of Buyer Stock equal to the quotient of (y) the difference of (A) the VWAP Share Value at the Effective Date of the shares not purchased less (B) the Closing Price Share Value of such shares by (z) the Closing Price for such Trading Day.  Upon such payment and/or share issuance, the right of all Stockholders to put any of their shares of Buyer Stock shall cease and terminate. Such purchase and/or share issuance shall be made  pro rata among the Stockholders possessing a put right based upon the number of shares of Buyer Stock each such Stockholder holds that are subject to the put right.  A Stockholder who has sold any of his or her shares of Buyer Stock shall not have any rights or obligations under this Section 2.6.

Section 2.7 Exchange Procedures.

(a) Promptly following the Agreement Date, the Company shall provide to each holder of a certificate for shares of Capital Stock (a “Certificate”) (i) a letter of transmittal in substantially the form attached as Exhibit B hereto (a “Letter of Transmittal”) and (ii) instructions for effecting the surrender of such Certificate in exchange for the Merger Consideration with respect to each of the shares of Capital Stock of the Company represented thereby. Following surrender of a Certificate to Buyer, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, a properly executed substitute Form W-9 or Form W-8, if applicable, from such holder in form and substance acceptable to Buyer, and such other documents as may reasonably be required by Buyer, Buyer shall cause to be paid the cash and shares of Buyer Stock represented by such Certificate converted pursuant to Section 2.3, without any interest thereon, and each Certificate so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive the Merger Consideration with respect to the shares of Capital Stock of the Company represented thereby, without interest. Any holder of a Certificate who provides the Company with an executed Letter of Transmittal and duly endorsed Certificate (or Certificates, as applicable) with respect thereto at least three (3) days prior to the Closing shall be paid such cash and shares of Buyer Stock represented by such Certificate converted pursuant to Section 2.3 at the Effective Time.

(b) If any Certificate shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, Buyer shall, subject to Section 2.7(a), pay in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate, the Merger Consideration with respect to the shares of Capital Stock of the Company represented thereby; provided, however, that Buyer may, in its reasonable discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen, mutilated, defaced or destroyed Certificate to deliver a bond in such sum as it may reasonably require as indemnity against any claim that may be made against Buyer or BuyerSub with respect to the Certificate alleged to have been lost, stolen, mutilated, defaced or destroyed.

2.8 Close of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Capital Stock of the Company on the records of the Company. From and after the Effective Time, no shares of Capital Stock of the Company shall be deemed to be outstanding, and the holders of shares of Capital Stock of the Company immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

2.9 Appraisal.

(a) Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Statute”) shall not be converted into the right to receive the applicable Merger Consideration as provided in Section 2.3, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Appraisal Statute. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Statute. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statute, the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Statute shall cease. The Company shall serve prompt notice to Buyer of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other related instruments received by, or occurrences known to, the Company. Prior to the Effective Time, the Company shall direct all negotiations and proceedings with respect to such demands but shall not settle any such demands without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if the aggregate payments with respect to any Appraisal Shares would exceed the Appraisal Amount with respect to Appraisal Shares. For purposes hereof, “Appraisal Amount” means the amount a Stockholder would have received upon conversion of their shares of Common Stock. After the Effective Time, the Stockholders’ Representative shall direct all negotiations and proceedings with respect to such demands but shall not settle any such demands without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if the aggregate payments with respect to any Appraisal Shares would exceed the Appraisal Amount with respect to such Appraisal Shares.

(b) Promptly following the final determination of the amount required to be paid by Buyer to the Stockholders who have demanded appraisal pursuant to the Appraisal Statute (such aggregate amount, the “Final Appraisal Amount”), if the Appraisal Amount is greater than the Final Appraisal Amount, such excess shall be added to the Indemnification Holdback Amount for distribution in accordance with the terms of this Agreement. If the Final Appraisal Amount is greater than the Appraisal Amount, then any excess shall be treated as Loss (as defined in Section 11.1) pursuant to the terms of this Agreement.

2.10 Withholding. Buyer shall have the right to withhold from any payment of Merger Consideration or any amount otherwise due to any party pursuant to the Agreement such amounts as the Company or Buyer is required to withhold with respect to Taxes or otherwise under applicable Law.

2.11 Lock-Down Period. In addition to any limitations under Rule 145 under the Securities Act of 1933, as amended, any Stockholder who is an employee of the Company and who receive shares of Buyer Stock shall be prohibited from selling fifty percent (50%) of such shares of Buyer Stock until the expiration of six (6) months from the date of the Closing.

2.12 Stockholders’ Representative. By the execution and delivery of this Agreement, each of the Stockholders hereby irrevocably constitute and appoint Kent D. Stuckey (the “Stockholders’ Representative”) as his, her or its true and lawful agent and attorney-in-fact with full power of substitution to act in the name, place and stead of such Stockholders with respect to the transfer of the shares of Stock owned by such Stockholders to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of such Stockholders in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with this Agreement or otherwise relating to the transactions contemplated by this Agreement, including, without limitation, the power:

(a) to act for the Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to defend, negotiate, assert, and compromise any indemnity claim on behalf of the Stockholders and to transact matters of litigation;

(b) to execute and deliver all amendments, waivers, ancillary agreements (including the Escrow Agreement), assignments, certificates and documents, and take any and all actions, that the Stockholders’ Representative deems necessary or appropriate in connection;

(c) to execute and deliver all consents, amendments and waivers to this Agreement that the Stockholders’ Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(d) to receive funds, make payments of funds, and give receipts for funds;

(e) to receive funds for the payment of expenses of the Stockholders and apply such funds in payment for such expenses;

(f) to do or refrain from doing any further act or deed on behalf of the Stockholders that the Stockholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders could do if personally present; and

(g) to receive service of process in connection with any claims under this Agreement.

The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer to the Stockholders shall be made to the Stockholders’ Representative for the benefit of the Stockholders and shall discharge in full all notice requirements of the Buyer to the Stockholders with respect thereto. The Stockholders hereby confirm all actions that the Stockholders’ Representative shall do or cause to be done by virtue of its appointment as the Stockholders’ Representative of the Stockholders. The Stockholders’ Representative shall act for the Stockholders on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Stockholders and consistent with the obligations under this Agreement and the Escrow Agreement, but the Stockholders’ Representative shall not be responsible to the Stockholders for any loss or damages the Stockholders may suffer by the performance of its duties under this Agreement or the Escrow Agreement, other than loss or damage arising from willful violation of law or gross negligence in the performance of its duties under this Agreement. The Stockholders agree jointly and severally to indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all loss, damage, liability and expense that may be incurred by the Stockholders’ Representative arising out of or in connection with its appointment as Stockholders’ Representative under this Agreement (except such as may result from the Stockholders’ Representative’s willful violation of law or gross negligence in the performance of its duties under this Agreement), including the legal costs of defending itself against any claim or liability in connection with its performance under this Agreement and all other documents and agreements executed and delivered by the Stockholders’ Representative in connection with this Agreement, including, without limitation the Escrow Agreement. The Stockholders’ Representative, each Stockholder and the Buyer expressly acknowledge that the Stockholders’ Representative shall have no authority or responsibility to act on behalf of any Stockholder in connection with any claim, action or proceeding initiated against such Stockholder pursuant to a breach by such Stockholder of such Stockholders’ individual representations, warranties or covenants hereunder. All decisions by the Stockholder’s Representative shall be binding upon all Stockholders.

2.13 Voting Agreement. Each Stockholder executing this Agreement irrevocably agrees to vote all the shares of Capital Stock such Stockholder holds in favor of the Merger. Each such Stockholder also hereby appoints the Stockholders’ Representative as his or her attorney-in-fact and proxy to vote all of such Stockholder’s shares of Capital Stock.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in this Agreement, the Company makes no other written or oral representations, warranties or covenants, and hereby disclaims all representations, warranties and covenants not expressly set forth herein regarding the Company, its assets, the Business, and the Stock. Except as set forth in the Disclosure Schedule (the “Disclosure Schedule”), the Company represents and warrants to Buyer and BuyerSub as follows:

3.1 Organization and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly qualified, licensed and authorized to do business as a foreign corporation and, if applicable, is in good standing as a foreign corporation in the jurisdictions, if any, shown in Section 3.1 of the Disclosure Schedule and is not required to be so licensed, qualified or authorized to conduct its business or own its property in any other jurisdiction, other than jurisdictions in which the failure to be so licensed, qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

“Material Adverse Effect” means any change, effect, event, situation or condition that is materially adverse to the business, results of operations, properties or financial condition of the Business taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect attributable to the following shall be disregarded:

(i) general economic business or financial market conditions, including, without limitation, conditions affecting the industry of the Business; (ii) the announcement of this Agreement; (iii) the breach by Buyer of this Agreement; (iv) any change in law, rule or regulation or GAAP or interpretations thereof after the date of this Agreement that applies to the Company; or (v) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

3.2 Authority of Company. This Agreement, and each of the other agreements, documents, and instruments contemplated hereby to which the Company will be a party, will constitute, when executed and delivered, the valid and binding obligation of the Company and shall be enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles. The execution, delivery and performance of this Agreement and the agreements, instruments and documents contemplated hereby to which the Company will be a party have been duly authorized by all necessary corporate or other action of the Company and are within the Company’s powers.

The execution, delivery and performance of this Agreement by the Company does not and will not with the passage of time or the giving of notice or both:

(a) except as set forth on Section 3.2(a) of the Disclosure Schedule, result in a breach of or constitute a default by the Company or result in any right of termination under any material indenture or loan or credit agreement of the Company, or any other material agreement, lease, contract, license, permit authorization, franchise, certification or instrument to which the Company is a party or by which the property of the Company is bound or affected;

(b) result, except on account of facts or circumstances concerning Buyer and/or its affiliates, in a violation of or default under any material government law, rule, or regulation or any order, writ, judgment, injunction, decree, determination or award, now in effect having applicability to the Company;

(c) violate any provisions of the Certificate of Incorporation or Bylaws or any other charter documents of the Company, as amended; or

(d) except as set forth on Section 3.2(d) of the Disclosure Schedule, require, except on account of facts or circumstances concerning Buyer and/or its affiliates, any material approval, consent, order, authorization, declaration or filing with, any person, entity or body, private or governmental, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or regulatory authority or any party to any contract listed on Section 3.13 of the Disclosure Schedule.

3.3 Subsidiaries. Except as shown in Section 3.3 of the Disclosure Schedule, as of the Closing Date, the Company will not own, directly or indirectly, any capital stock of any corporation or other entity or have any direct or indirect equity or ownership interest in any business.

3.4 Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, the authorized and the issued and outstanding Capital Stock of the Company, capitalization and record owners of all of the outstanding Capital Stock of the Company and the holders of all options in respect of the Capital Stock of the Company is as set forth on Schedule A. The Capital Stock has been duly authorized, is validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no other equity or debt securities of the Company authorized or issued and outstanding on the date hereof and, other than as disclosed in Schedule A or the Disclosure Schedule, there are no existing warrants, preemptive rights, options, calls, commitments, conversion privileges, purchase rights, subscription rights, convertible or exchangeable securities or other agreements obligating the Company to issue any Capital Stock, or any security convertible into and/or exchangeable for Capital Stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, nor has the Company committed to issue any of the foregoing. There are no accrued or unpaid dividends with respect to any of the Shares and since June 1, 2007 until immediately prior to the Closing, the Company has not declared, issued or accrued any dividends to the Stockholders.

3.5 [Intentionally Deleted]

3.6 Assets.

(a) Except for assets disposed of, consumed, or used since the Interim Date (as defined in Section 3.10) in the ordinary course of business or as otherwise noted in the Disclosure Schedule, the Company owns, or has rights to use under leases or licenses with third parties, all assets included in the Interim Date Balance Sheet (as defined in Section 3.10).

(b) Except for assets disposed of, consumed, or used since the Interim Date in the ordinary course of business or as otherwise noted in the Disclosure Schedule, the Company owns all of its assets (including, without limitation, those reflected in the Interim Date Balance Sheet) free and clear of all claims, liens, pledges, charges, mortgages, security interests or encumbrances (“Liens”), except for (i) Liens that do not materially interfere with the present use of, or materially impair the value of, such assets, (ii) mechanics’, carriers’, workers’, warehousemen’s, materialmen’s, repairmen’s or other Liens arising or incurred in the ordinary course of the Business, (iii) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty or which are reflected in the Closing Date Balance Sheet, and (iv) other Liens arising as of matter of law (collectively, “Permitted Liens”).

(c) All of the material personal property leased by the Company is listed in Section 3.6(c) of the Disclosure Schedule.

(d) All of the material tangible assets of the Company are located on the Real Property (as defined in Section 3.7 hereof).

3.7 Real Property and Environmental Matters.

(a) With the exception of the real estate, and buildings and improvements thereon, described in Section 3.7(a) of the Disclosure Schedule, the Company does not own, lease or otherwise conduct operations at any real estate in the conduct of the Business (such real property owned or leased by the Company, together with the buildings and improvements thereon, is herein referred to as the “Real Property”).

(b) Except for such instances as would not constitute a Material Adverse Effect, (i) to the Knowledge of the Company (as defined in Section 14.13), the Company has not generated, stored, disposed of or released Hazardous Material on the Real Property except in compliance with applicable Environmental Laws in effect at the time of such generation, storage, disposal or release; (ii) to the Knowledge of the Company, there has been no generation, storage, disposal or release of any such Hazardous Material on the Real Property by any other person or entity since the Company owned or leased the Real Property; and (iii) to the Knowledge of the Company, there has been no generation, storage, disposal or release of any Hazardous Material on the Real Property by any prior owner or lessee of the Real Property except in compliance with Environmental Laws, in effect at the time of such generation, storage, disposal or release. For the purposes of this Agreement, “Environmental Laws” and “Environmental Law” means any applicable U.S., state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time; and “Hazardous Material” means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” or words of any similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law. “Oil” shall be defined as petroleum, or any petroleum products, in any form.

(c) The Company has delivered to Buyer true and correct copies of any environmental studies, investigations or reports within its possession and as listed on Section 3.7(c) of the Disclosure Schedule (“Environmental Reports”).

(d) Notwithstanding any provision of this Agreement to the contrary, this Section 3.7 and Section 3.9 shall be the exclusive representation(s) and warranty(ies) in respect of environmental matters or conditions and liabilities or losses arising from the violation of Environmental Laws or any contamination that may exist in any medium on, under or over or in the future may migrate onto, under or over the Real Property (hereinafter referred to as the “Environmental Condition”).

3.8 Conduct of the Business. The Company owns, or has the right to use, all properties and property rights necessary to conduct the Business in all material respects in substantially the same manner as has been conducted by the Company during the period covered by the Financial Statements.

3.9 Permits and Licenses. The Company has all consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications for the conduct of the Business required by any governmental authority, foreign or domestic, federal, state or local, the failure of which to obtain or maintain would have a Material Adverse Effect (the “Company’s Permits and Licenses”). The Company’s Permits and Licenses are set forth on Section 3.9 of the Disclosure Schedule.

3.10 Financial Statements

(a) Attached hereto as Section 3.10(a) of the Disclosure Schedule are the unaudited financial statements of the Business for the five month period ended as of May 31, 2007 and the audited financial statements of the Business for the 12-month periods ending December 31, 2004, December 31, 2005 and December 31, 2006, including, in each case if applicable, the related notes (the financial statements and notes referenced above are collectively referred to as the “Financial Statements”). The balance sheet of the Business as of May 31, 2007 is herein referred to as the “Interim Date Balance Sheet,” and May 31, 2007 is herein referred to as the “Interim Date.”

(b) All of the Financial Statements: (i) are complete and accurate in all material respects and fairly present the financial position of the Business as of the dates thereof and the combined results of operations and changes in combined financial position for the respective periods covered by such statements; (ii) were prepared in accordance with the books and records of the Company; and in conformity with GAAP consistently applied during the periods covered thereby, except, in the case of unaudited Financial statements, for the omission of footnotes and normal year end adjustments (which footnotes and adjustments will not be materially different from the footnotes and normal year-end adjustments for prior periods) and except as described on Section 3.10(a) of the Disclosure Schedule.

3.11 Compliance with Laws. The Company is, and its business is being conducted and its assets (including the Real Property) are being operated, in compliance with the material requirements of applicable federal, state or local government statutes, laws, ordinances, regulations, rules, codes or decrees, which affect the Company or the Business or assets or to which it is subject, excluding those environmental laws which are covered exclusively by Section 3.7 and income Taxes and income Tax Returns which are covered by Section 3.9 and Section 3.19, including, without limitation, those relating to fair labor practices and standards, equal employment practices or occupational safety and health, except for such instances where the failure to comply would not constitute a Material Adverse Effect. Since the Interim Date, the Company has not received any written notice from any governmental or regulatory authority or any other person of any alleged violation or noncompliance or any such applicable federal, state or local government statutes, laws, ordinances, regulates, rules, codes or decrees.

3.12 Intellectual Property.

(a) As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography, and (viii) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” means, collectively, Intellectual Property (a) used by the Company, or (b) in and to which the Company holds, or has a right to hold, right, title and interest.

(b) Section 3.12(b) of the Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property consisting of patents, patent applications, registered trademarks and service marks, trademark and service name applications for registration, copyright registrations and copyright applications for registration and World Wide Web addresses and domain name registrations. Section 3.12(b) of the Disclosure Schedule contains a complete and accurate list of all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company in the ordinary course of business and easily obtainable without material expense) identifying the subject Company Intellectual Property and describing the material terms of such licenses or other rights (collectively, the “IP Licenses”). The Company is not required to pay any royalties or other compensation to any third parties in respect of any of the Company’s ownership or use of any Company Intellectual Property, other than payments in the ordinary course of business (i) for so-called “off-the-shelf” products or “shrink wrap” software, and (ii) for registration, maintenance and renewal fees.

(c) The Company owns or possesses sufficient legal rights to use all Intellectual Property necessary for or used in the Business. To the Knowledge of the Company, the Company has not violated or infringed, and is not violating or infringing, any Intellectual Property of any other Person. No actions have been asserted in writing or are pending against the Company either (i) challenging or seeking to deny or restrict the use by the Company of any of the Company Intellectual Property material to the conduct of the Business or (ii) alleging that any services provided or products manufactured or sold by the Company are being provided, manufactured or sold in violation of any patents or trademarks, or any other right of any Person.

(d) With respect to each item of Company Intellectual Property listed on Section 3.12(b) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid.

(e) The rights of the Company in and to Company Intellectual Property owned by the Company are free and clear of all Liens.

3.13 List of Contracts. All the written contracts, commitments, agreements or leases to which the Company is a party, and which have a term of one (1) year or more or involve monetary commitments in excess of U.S. $10,000 per annum, are included in the list of contracts, commitments, agreements or leases of the Business in Section 3.13 of the Disclosure Schedule.

All the contracts and commitments listed in Section 3.13 of the Disclosure Schedule are valid and binding obligations of the Company and, to the Knowledge of the Company, of the other parties thereto in accordance with their respective terms and conditions.

There has been no uncured material breach or default of any provision of any such contract, commitment, lease or other agreement by the Company, or to the Knowledge of the Company, any other party thereto, and nothing has occurred which, with lapse of time or the giving of notice or both, would constitute an uncured material breach or default by the Company, or to the Knowledge of the Company, by any other party thereto with respect to any such contract or commitment.

3.14 Litigation. Except as set forth on Section 3.14 of the Disclosure Schedule, there is no action, suit, investigation, subpoena or proceeding pending against the Company, and, to the Knowledge of the Company, there is no threatened action, suit, investigation, subpoena or proceeding against the Company. No subpoena, order, writ, injunction or decree has been issued by, or, to the Knowledge of the Company, is being requested of any court or governmental agency, foreign or domestic, federal, state or local, which pertains to the Company that would reasonably be expected to have a Material Adverse Effect. The Company is not in default with respect to any material judgment, order, writ, injunction, decision, ruling, decree or award of any governmental or regulatory authority and there is no pending or, to the Knowledge of the Company, material threatened claim by any third party seeking indemnification from the Company.

3.15 Absence of Changes. Other than as set forth on Section 3.15 of the Disclosure Schedule, since December 31, 2006, the Company has conducted its business only in the ordinary course, and, except as set forth in this Agreement (including any dividend or other distribution of the Cash and the Subsidiary Distribution as contemplated by Section 5.8), the Company has not, either directly or indirectly since the Interim Date:

(a) suffered any change in its financial condition, properties, assets, liabilities, business or operations, whether or not arising in the ordinary course of business, which change by itself or in conjunction with any or all other such changes resulted in a Material Adverse Effect;

(b) mortgaged, pledged or subjected to lien, charge or any encumbrance any of their assets, tangible or intangible, except for liens arising by operation of law in respect of obligations not yet due and payable;

(c) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than in the ordinary course of its business;

(d) changed or amended its Certificate of Incorporation or Bylaws or other charter documents; or

(e) changed the compensation payable or to become payable by the Company to any of its officers, directors, employees or agents other than normal increases and bonuses made in accordance with (and consistent in amount with) its usual practices or contractual obligations.

3.16 Insurance. The physical properties, business, operations and assets of the Company are and have been, during the last three (3) years, insured by such insurers, under such policies, against such risks, in such amounts, and upon such other terms and conditions as are disclosed in Section 3.16 of the Disclosure Schedule. All premiums due to date under such policies have been paid, no default of the Company exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. The Company has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed material reduction in the scope (or discontinuation) of coverage, for any of such insurance policies. Section 3.16 of the Disclosure Schedule sets forth a list of all claims under the Company’s insurance policies for the last three (3) years.

3.17 Employee Benefit Plans.

(a) Section 3.17 of the Disclosure Schedule sets forth a description of all material employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”)) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans. There are no compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company, or with respect to which the Company may have any liability, other than the Benefit Plans.

(b) With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter or opinion letter received from the Internal Revenue Service, if applicable; (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder; and (vii) in the case of any Benefit Plan that includes a “cash or deferred arrangement” as defined in Section 401(k)(2) of the Code, copies of the non-discrimination testing results for that benefit Plan for the three (3) most recent plan years.

(c) Except as set forth on Section 3.17 of the Disclosure Schedule, with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable legal requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes or any audits or investigations by any governmental or regulatory authority are pending or, to the Company’s Knowledge, threatened, and there are no facts that could give rise to any material liability in the event of any investigation, claim, action, suit, audit, review or other proceeding; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment or other benefit obligations have been accrued on the consolidated financial statements of the Company in accordance with GAAP, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) except as set forth on Section 3.17 of the Disclosure Schedule, the Company has expressly reserved in itself the right to amend, modify or terminate its Benefit Plans, or any portion of any such plans, at any time without liability to itself; and (ix) no such plan requires the Company to continue to employ any employee or director.

(d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e) Except as set forth on Section 3.17 of the Disclosure Schedule, with respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f) Except as set forth on Section 3.17 of the Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

(g) Except as set forth on Section 3.17 of the Disclosure Schedule, to the Knowledge of the Company, no Benefit Plan provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation or benefits which would subject such service provider to gross income inclusion or tax pursuant to Section 409A of the Code.

3.18 Labor Relations. There is no unfair labor practice complaint against the Company pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or similar authority in any foreign jurisdiction with respect to the Company. There is no labor strike or similar dispute pending or, to the Knowledge of the Company, threatened against or involving the Company. There is no pending representation question involving an attempt to organize a bargaining unit, including any employees of the Company, the Company is not a party to or bound by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company with respect to employees of the Company.

3.19 Income Taxes and Income Tax Returns.

(a) For purposes of this Agreement, the following definitions shall apply: (i) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto; (ii) “Tax Returns” mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Except as set forth on Section 3.19(b) of the Disclosure Schedule: (i) the Company has timely filed all Tax Returns that it was required to file; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by the Company for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or fully disclosed and adequate reserves for their payment have been provided for in the Financial Statements; (iv) the Buyer has been supplied with true and complete copies of each Tax Return of the Company, including each franchise or excise Tax Return based on income filed for the last three taxable years; (v) the Company (A) has not ever been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) is not party to any outstanding waiver or agreement extending any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is not liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business), (D) is not a “consenting corporation” under Section 341(f) of the Code, or has agreed to have Section 341(f) of the Code apply to any disposition of any Section (f) asset (as defined in former Section 341(f)(2) of the Code), (E) has not agreed to or is not required to make any adjustment under Code Section 481(a) or 263A, (F) has not ever made any payments, is not obligated to make any payments, and is not a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Sections 280G, 404 or 162(m) of the Code, (G) is not a party to any allocation or sharing agreement with respect to Taxes, (H) has not ever participated in the filing of any consolidated, combined or unitary Tax Return, (I) is not currently the beneficiary of any extension of time within which to file any Tax Return, and (J) has not ever received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction; (vi) all Taxes which the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party; and (vii) the Company is a “United States Person” as such term is used in Code Section 1445.

(c) Except as set forth on Section 3.19(c) of the Disclosure Schedule, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two year prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(d) The Company is not required to include any income or gain or exclude any deduction or loss from taxable income as a result of any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss under Treasury Regulations under Section 1502 of the Code (or, in each case, under any similar provision of applicable law) or as a result of the transactions contemplated by this Agreement.

(e) As of the Effective Date, based upon an appraisal which GBQ Consulting, LLC provided as of March 31, 2007, the difference in the fair market value of the assets included in the Subsidiary Distribution and the tax basis of such assets is not greater than $250,000.

3.20 Brokerage. The Company acknowledges that it has retained Lane Berry & Co. and that the obligations owed to Lane Berry & Co. by the Company will be fully satisfied upon payment to Lane Berry & Co. by Buyer pursuant to Section 1.5 hereof.

3.21 Banks. Section 3.21 of the Disclosure Schedule sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, and (iii) the names of all persons currently authorized by proxies or powers of attorney to act on behalf of the Company in matters concerning any of their business or affairs. Except as set forth on Section 3.21 of the Disclosure Schedule, no such proxies or powers of attorney are irrevocable.

3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Disclosure Schedule, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, employees, members or stockholders, or any of their respective relatives or Affiliates (as defined in Section 13.3), and (b) none of such persons is indebted to the Company or has any direct or indirect ownership interest in, or any contractual or business relationship with, any person with which the Company is or was Affiliated or with which the Company has a business relationship, or any person which, directly or indirectly, competes with the Company.

3.23 Accounts Receivable. All of the accounts receivable of the Company are valid and enforceable claims and are not subject to valid claims of set off or counterclaim other than normal cash discounts, rebates, volume discounts or similar programs accrued in the ordinary course of business, and adjustments from time to time required in the ordinary course of business to correct de minimus discrepancies in the accounts receivable. All accounts receivable of the Company are determined in accordance with generally acceptable accounting principles and arose out of bona fide transactions in the ordinary course of business.

3.24 Employees and Compensation.

(a) To the Knowledge of the Company, the Company, directly or indirectly, is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws.

(b) There are no employment or consulting contracts or change in control arrangements, including employee non-compete agreements (other than those terminable at will without liability to the Company) with any employees or consultants of the Company other than as described on Section 3.24 of the Disclosure Schedule. Section 3.24(b) to the Disclosure Schedule sets forth a complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation, and all accrued and unused paid time off or vacation pay.

3.25 Disclosure. The representations, warranties and other statements of the Company contained in this Agreement, taken as a whole, do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to the Company as of the date hereof that, except as set forth on the Buyer’s Disclosure Schedule (“Buyer’s Disclosure Schedule”):

4.1 Organization of Buyer and BuyerSub. Buyer and BuyerSub are duly organized, validly existing and in good standing under the laws of the state of Delaware.

4.2 Authority of Buyer and BuyerSub This Agreement, and each of the other agreements, documents, and instruments contemplated hereby to which Buyer and BuyerSub will be a party, will constitute, when executed and delivered, the valid and binding obligation of Buyer and BuyerSub and shall be enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles. The execution, delivery and performance of this Agreement and the agreements, instruments and documents contemplated thereby to which Buyer and BuyerSub will be a party have been duly authorized by all necessary corporate or other action of Buyer and BuyerSub and is within Buyer’s and BuyerSub’s corporate powers.

The execution, delivery and performance of this Agreement by Buyer or BuyerSub does not and will not with the passage of time or the giving of notice or both:

(a) result in a breach of or constitute a default or result in any right of termination under any material indenture or loan or credit agreement of Buyer or BuyerSub, or any other material agreement, lease, contract, license, permit authorization, franchise, certification or instrument to which Buyer or BuyerSub is a party or by which Buyer or BuyerSub’s property is bound or affected, which would have a Material Adverse Effect on the consummation of the transactions contemplated hereby;

(b) result, except on account of facts or circumstances concerning Stockholders or the Company, in a violation of or default under any material government law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award, now in effect having applicability to the Buyer or BuyerSub, which would have a material adverse effect on Buyer or BuyerSub or the transaction contemplated hereby;

(c) violate any provisions of the Certificate of Incorporation or Bylaws or other charter documents of Buyer or BuyerSub, as amended, or

(d) require, except on account of facts or circumstances concerning Stockholders or the Company, any approval, consent, order, authorization, declaration or filing with, any person, entity or body, private or governmental, which failure to obtain would have a Material Adverse Effect on the consummation of the transactions contemplated hereby.

4.3 Funds Available. Buyer is solvent and, at Closing, will have all funds or financing in place necessary to pay and deliver to the Stockholders the Merger Consideration as contemplated hereby without any contingencies existing.

4.4 Brokerage. No broker or finder has acted on behalf of Buyer or BuyerSub in connection with the transactions contemplated herein.

4.5 Litigation. There is no action, suit, investigation, subpoena or proceeding pending against Buyer, and, to Buyer’s knowledge, there is no threatened action, suit, investigation, subpoena or proceeding against Buyer. No order, writ, injunction, subpoena or decree has been issued by, or to Buyer’s knowledge, is being requested of any court or governmental agency, foreign or domestic, federal, state or local, which pertains to Buyer which, would reasonably be expected to have a material adverse effect on the transaction contemplated hereby. Buyer is not in default with respect to any material judgment, order, writ, injunction, decision, ruling, decree or award of any governmental or regulatory authority and there is no pending or, to the knowledge of Buyer, material threatened claim by any third party seeking indemnification from Buyer.

4.6 Shares of Buyer Stock. The shares of Buyer Stock to be issued to the Stockholders in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. As of the date hereof there are, and as of the Closing there will be, sufficient authorized and unissued shares of Buyer Stock to enable Buyer to issue in the Merger the portion of the Initial Purchase Price consisting of common shares of Buyer.

4.7 Financial Reports and SEC Documents. Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it with the SEC subsequent to December 31, 2006 under the Securities Act or under the Exchange Act, in the form filed together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority under any applicable Law (collectively, “Buyer SEC Documents”) as of the date filed, (A) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents the consolidated financial position of Buyer as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly present the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Buyer for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

5. COVENANTS OF THE COMPANY PRIOR TO CLOSING. The Company covenants and agrees with Buyer as follows throughout the period from the date hereof through and including the Closing:

5.1 Restrictions. Except as contemplated by this Agreement (including Disclosure Schedule and any dividend or other distribution of the Cash and the Subsidiary Distribution as contemplated by Section 5.8), the Company will conduct its business and operations only in the ordinary course of business, in substantially the manner in which such business and operations have been previously conducted during the period covered by the Financial Statements and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period and which remained in effect as of the Interim Date and, furthermore, without limiting the generality of the foregoing, except as contemplated by this Agreement (including Disclosure Schedule), and the Company shall not (except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed):

(a) Except as set forth on Section 5.1(a) of the Disclosure Schedule, or as contemplated by Section 5.8, redeem, purchase, repurchase or retire any of the Capital Stock of the Company, or declare or pay any dividends (including stock dividends), or make any other payments or distributions upon any of the Capital Stock of any of the Company;

(b) Except as contemplated by Section 5.8, sell, lease, transfer or otherwise dispose of all or any material portion of its assets, including, without limitation, rights to patents, know-how, intellectual property or other intangible assets or cancel any debts or claims;

(c) Except as set forth on Section 5.1(c) of Disclosure Schedule, enter into, amend, modify or terminate any material contract or agreement to which the Company is a party, except in the ordinary course of business and except for entering into agreements for capital improvements not to exceed U.S. $50,000 in the aggregate;

(d) Make any change in the Certificate of Incorporation or Bylaws or other charter documents of the Company;

(e) Except as set forth on Section 5.1(a) of Disclosure Schedule, make any change in the authorized or issued and outstanding Capital Stock of the Company, including any changes involving treasury shares;

(f) Grant any options, warrants, rights or any similar securities or instruments to purchase directly or indirectly any securities of the Company;

(g) Enter into any transaction in which any officer or director of any of the Company or any record or beneficial holder of any securities of the Company has any interest, directly or indirectly;

(h) Effect any dissolution, winding-up, liquidation or termination of the Business;

(i) Effect any merger or consolidation of the Company whether or not it is the survivor thereof or effect any reorganization or recapitalization of the Company;

(j) Effect any acquisition by the Company of any interest or participation in any entity of any kind, whether represented by shares or otherwise, or effect the formation of a subsidiary or purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets, except direct obligations of the United States of America, or certificates of deposit or equivalent securities issued by financial institutions;

(k) Mortgage, pledge or grant a security interest in or lien or encumbrance on any of its assets or property, real or personal, tangible or intangible, now owned or hereafter acquired except: (i) liens in existence at the date hereof which have been disclosed to Buyer; (ii) Permitted Liens;

(l) Make any investment in, or make any loan, advance or credit to any person, including, without limitation, officers, stockholders or directors of the Company, other than credits to customers in the ordinary course of business and travel advances to officers, directors and employees of the Company made in the ordinary course of business in amounts consistent with past practices;

(m) Assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person (other than endorsements for deposit in the ordinary course of business) with respect to the Business; or

(n) Institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency involving an amount in excess U.S. $100,000 on an individual basis with respect to the Business.

(o) Modify or increase, except in the ordinary course of business and consistent with prior practice, the compensation or benefits of any employee of the Company.

5.2 Notice of Breach. To the extent Company obtains knowledge that any of the representations or warranties contained in Article 3 or Article 4 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Company shall notify Buyer in writing promptly of such fact.

5.3 Access. Company will, upon reasonable notice, permit Buyer, its counsel, auditors, environmental consultants, appraisers and other advisers and representatives to review, inspect and copy all financial and business records and documents (except for trade secrets) of the Business in the custody, care or control of the Company and to have access to the Business throughout all regular business hours, provided the same does not unduly disrupt the conduct of the Business, and subject to existing confidentiality and non-disclosure obligations of Buyer and its affiliates.

5.4 No Transfer of Interest. The Company shall cause the Stockholders to not sell, transfer, assign, alienate, encumber, pledge or otherwise convey to any person or entity other than Buyer or its nominees any of the Stock, or any interest therein, except that Stockholders may sell, transfer, assign or otherwise convey any of the Stock to one or more of its Affiliates prior to the Closing; provided, however, Company shall cause such Affiliates to sell, transfer, assign or otherwise convey such Stock to Buyer or its nominee in accordance with the terms of this Agreement.

5.5 Authorization from Others. Company shall use its commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation by Company of the transactions contemplated by this Agreement.

5.6 Consummation of Agreement. Company shall use its commercially reasonable efforts to satisfy all conditions to the Closing that are within its control to the end that the Merger is consummated. In making commercially reasonable efforts under this Section 5.6, Company shall not be required to make any payment (other than reasonable legal fees) that they are not presently contractually required to make, enter into any other agreement or arrangement with any person that they are not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

5.7 Supplements to Schedules. From time to time prior to the Closing Date, Company will promptly supplement or amend the Disclosure Schedule delivered pursuant to this Agreement (a) if any matter hereafter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such supplemental or amended Disclosure Schedule or (b) if it becomes necessary to correct any information in the Disclosure Schedule or in this Agreement which has become inaccurate. Any such supplement or amendment, upon written notice thereof to Buyer, and Buyer’s written consent thereto shall be effective to modify this Agreement and the Disclosure Schedule, to qualify the representations and warranties contained in Article 3 and to cure any misrepresentation or breach of warranty that otherwise might have existed under this Agreement for all purposes, including, without limitation, determination of the satisfaction of conditions to Closing set forth in Articles 8 and 9 hereof.

5.8 Distribution of Cash and Subsidiary Distribution. Prior to the Closing, the Stockholders shall cause the Company to dividend, distribute or otherwise transfer to the Stockholder, in a manner as determined by the Stockholders in its sole discretion: (a) all of the cash and cash equivalents of the Company as of the Closing Date (“Cash”) and (b) complete the Subsidiary Distribution.

6. COVENANTS OF BUYER PRIOR TO CLOSING. Buyer covenants and agrees with Stockholders as follows throughout the period from the date hereof through and including the Closing:

6.1 Notice of Breach. To the extent Buyer obtains knowledge that any of the representations or warranties contained in Article 3 or Article 4 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Buyer shall advise the Company of such fact. In no event shall compliance with this section constitute a waiver by Buyer of any of its rights under this Agreement.

6.2 Authorization from Others. Buyer shall use its commercially reasonable efforts to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation by Buyer of the transactions contemplated by this Agreement.

6.3 Consummation of Agreement. Buyer shall use its commercially reasonable efforts to satisfy all conditions to the Closing that are within its control to the end that the transactions contemplated by this Agreement shall be fully carried out.

7. MUTUAL COVENANTS OF THE COMPANY AND BUYER.

7.1 Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of filings or submissions to any governmental agency required in connection with this Agreement and the transactions contemplated hereby. Buyer shall be responsible for all filing fees and other expenses that are payable in connection with such filings and submissions.

7.2 Subsidiary Distribution. Buyer agrees to cooperate with the Stockholders to minimize the tax costs to the Stockholders resulting from the Subsidiary Distribution; provided, however, Buyer will not be required to take any action that increases its exposure for Taxes as the successor to the Company resulting from such Subsidiary Distribution.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE. The obligation of Buyer to consummate the Merger shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

8.1 Representations and Warranties. The representations and warranties of the Company set forth in Article 3 hereof: (i) shall be true and correct in all material respects (without regard to any qualifications with regard to materiality) when made; and (ii) shall be true and correct in all material respects (without regard to any qualifications with regard to materiality) on the Closing Date as if made on and as of such date, unless otherwise specified therein, and Buyer shall have received a certificate to such effect, executed by Company and dated as of the Closing Date, in a form reasonably satisfactory to Buyer.

8.2 Performance of Covenants. The Company shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by Company and dated as of the Closing Date, in a form reasonably satisfactory to Buyer.

8.3 Corporate Action. All corporate action necessary to authorize (i) the execution, delivery and performance by Company of this Agreement and any other agreements or instruments contemplated hereby to which the Company is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Company, and Buyer shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Company, certified by the Secretary or Assistant Secretary or a similar officer of Company.

8.4 Threatened or Pending Proceedings. No proceedings shall have been initiated (and not dismissed) by any governmental authority seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

8.5 Delivery of Certificates and Documents to Buyer. Company shall have delivered, or caused to be delivered, to Buyer the certificates as to the legal existence and corporate good standing of the Company and copies of its Certificate of Incorporation, as amended, or equivalent issued or certified by the appropriate governmental official of the state of their incorporation.

8.6 Minute Books. Company shall have delivered to Buyer all minute books and stock ledgers for the Company.

8.7 Consents; Governmental Approval. The Company shall have obtained any consents required to avoid the consummation of the Merger constituting a default under any agreement to which the Company is a party. The Company shall have timely filed all information, reports, applications and notices, and any applicable waiting period shall have expired.

8.8 Delivery of Transfer Agreement. All of the Transfer Agreements shall have been delivered to the Company as required by Sections 2.2 hereof.

8.9 Settlement Stockholders Loan Accounts. All Indebtedness owed by any of the Stockholders to the Company shall have been satisfied.

8.10 Release, Acknowledgement and Waiver. The Company shall have received from all Stockholders and other holders of Capital Stock whose stock was redeemed after June 30, 2007, releases, acknowledgements and waivers in a form reasonably satisfactory to Buyer.

8.11 Opinion of Counsel. The Buyer shall have received an opinion letter of Roetzel and Andress, counsel to the Company, in from and substance reasonably acceptable to the Buyer.

8.12 Indemnification. Buyer shall have received from at least Kent Stuckey an indemnification agreement in form satisfactory to Buyer from any Losses Buyer sustains relating to the subleases the Company possesses in the capacity as a sublessor.

8.13 Termination of the Company’s Profit Sharing Plan. The Company shall have taken all actions necessary to terminate its profit sharing plan.

9. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY TO CLOSE. The obligation of the Company to consummate the Merger shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Company, of the following conditions:

9.1 Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 hereof: (i) shall be true and correct in all material respects (without regards to any qualifications with regard to materiality) when made; and (ii) shall be true and correct in all material respects (without regards to any qualifications with regard to materiality) on the Closing Date as if made on and as of such date, unless otherwise specified therein, and the Stockholders shall have received a certificate to such effect, executed by the Buyer and dated as of Closing Date, in a form reasonably satisfactory to Stockholders.

9.2 Performance of Covenants. Buyer shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and Stockholders shall have received a certificate to such effect, executed by Buyer and dated as of the Closing Date, in a form reasonably satisfactory to Stockholders.

9.3 Corporate Action. All corporate action necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party; and (ii) the consummation of the Merger shall have been duly and validly taken by Buyer, and the Company shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

9.4 Threatened or Pending Proceedings. No proceedings shall have been initiated (and not dismissed) by any governmental authority seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

9.5 Delivery of Certificates and Documents to the Company. Buyer shall have delivered, or cause to be delivered, to Stockholders certificates as to the legal existence and corporate good standing of Buyer and copies of its Certificate of Incorporation or equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation.

9.6 Consents; Regulatory Approval. There shall have been obtained the approvals, consents and authorizations listed in Section 9.6 of the Disclosure Schedule. Buyer and Stockholders shall each have timely filed all information, reports, applications and notices, and the applicable waiting period shall have expired.

9.7 Release of Guarantees. Each of Stockholders shall have been released and discharged from any and all guarantees, indemnity agreements, surety agreements, assurances, “comfort letters,” so-called, or similar documents or instruments executed in the ordinary course of business for the benefit, and to guarantee the performance, of Company and its Affiliates, including, without limitation, those listed in Section 9.7 of the Disclosure Schedule (collectively, the “Guarantees”). If the Company is unable to obtain the release or discharge of any of Stockholder from any guarantees for the benefit of the Company, then the Company shall indemnify such Stockholders from any liabilities, obligations or costs resulting therefrom after the Closing, and shall use all due diligence to obtain such release and discharge promptly after Closing.

10. CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

10.1 Survival of Representations, Warranties, Agreements, Covenants and Obligations. All representations and warranties contained in Sections 3.1 through 3.20 hereof, inclusive, and in Sections 4.1 through 4.6 hereof, inclusive, and all agreements and covenants contained anywhere else in this Agreement or in any other certificate executed and delivered by either party to the other party pursuant to this Agreement, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement and payment of the Merger Consideration therefor; provided, however, that (a) the representations and warranties contained in Sections 3.2 and 3.7(b) shall expire and terminate on the second (2nd) anniversary of the Closing Date, (b) all of the other representations and warranties made by Stockholders in Sections 3.1 through 3.20 hereof, inclusive (with the exception of the representations and warranties of the Company contained in Section 3.19, which shall survive until the expiration of the applicable statute of limitations), shall expire and terminate on the first (1st) anniversary of the Closing Date, and (c) all of the representations and warranties made by Buyer in Sections 4.1 through 4.6 hereof, inclusive shall expire and terminate on the first (1st) anniversary of the Closing Date.

10.2 [Reserved]

10.3 Health and Welfare Plans.

(a) Effective as of the Closing, Buyer will cause Company to take all action necessary or appropriate to maintain or extend coverage and benefits to Company Employees under new or such existing medical plans, dental plans, disability plans, life insurance plans, accidental death and disability plans, business travel accident plans, and other benefit arrangements as are in the aggregate comparable to or better than the Company Welfare Plans (hereinafter collectively referred to as the “Buyer Welfare Plans”); provided, however, in no event will Buyer be obligated to extend to the Company employees any benefits which exceed those benefits that Buyer generally extends to its employees.

(b) Buyer shall cause the Company to provide compensation to employees of the Company who continue to remain employed with the Buyer after the Closing for a period of not less than six (6) months after the Closing Date which are comparable in the aggregate to those provided to employees of the Company immediately prior to the Closing Date. Nothing in this Section 10.3(b) shall create any rights in favor of any person not a party hereto, including the employees of the Company, or constitute an employment agreement for any employee of the Company.

10.4 Agreements Regarding Income Taxes and Income Tax Returns.

(a) The Buyer shall prepare and timely file or cause to be prepared and timely filed with the appropriate taxing authorities all Income Tax Returns required to be filed on behalf of the Company with respect to Income Tax liabilities for all taxable years, or, solely with respect to Company Income Taxes in the United States, short periods containing less than 12 months (“Short Periods”), ending on, prior to or after the Closing Date. Such Returns shall be prepared, insofar as it is relevant, in accordance with the books of account (for financial reporting purposes) and will correctly reflect the amount of the Income Tax liability as well as the facts regarding the income, business, operations, assets, activities and status of the Company and all other information required to be shown thereon. The Stockholders, to the extent not already paid prior to the Closing or provided for in the Final Balance Sheet, will indemnify and hold Buyer harmless from and against such Tax liabilities; provided, however, that no claim for indemnification shall be asserted by Buyer after the expiration of the applicable statute of limitations or resulting from the voluntary actions or transactions of the Company, Buyer or BuyerSub after the Closing Date. For this purpose the portion of any income Tax liability attributable to the Pre-Closing Date Period shall be determined by assuming that the Pre-Closing Date Period constitutes a separate taxable period of the Company and by taking into account the actual activities and income, deductions or loss of the Company during such period, except that exemptions, relief and/or allowances for a taxable period beginning prior to and ending after the Closing Date that are calculated on an annual or periodic basis shall be assumed to be fully claimed and available or offset and shall be apportioned to the Pre-Closing Date period on a per diem basis. “Pre-Closing Date Period” shall mean with respect to any taxable period beginning prior to and ending after the Closing Date, the portion of such taxable period beginning on the date such taxable period commences and ending on the Closing Date.

(b) The Company, with respect to Short Periods or taxable years ending on or before the Closing Date, shall not, without the prior written consent of Buyer:

(i) make an election with respect to any income Tax that would materially adversely affect the Company;

(ii) change the annual accounting period of the Company;

(iii) change the method of accounting of the Company in a manner that would materially adversely affect the Company;

(iv) take any action or omit to take any required action, including but not limited to those in connection with the determination of inventory costs, that would materially adversely affect the Income Tax liability of the Company; or

(v) voluntarily file any amended Return that would materially adversely affect the Company.

(c) Any payments with respect to income Taxes made by Stockholders to Buyer pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration.

10.5 Company Books and Records. For a period of seven (7) years from the Closing Date (or such longer period as may be required of Buyer by any governmental agency or requested by the Stockholders in connection with disputes or litigation):

(a) Buyer shall not (and shall cause the Company not to) dispose of or destroy any of the books, records, files and data of any of the Company relating to the periods prior to the Closing (“Company Books and Records”) without first offering to turn over possession thereof to Stockholders by written notice to Stockholders at least thirty (30) days prior to the proposed date of such disposition or destruction; and

(b) Buyer shall allow (and shall cause the Company to allow) Stockholders and its respective agents access to all Company Books and Records during normal working hours at the principal place of business of the Company or any location where Company Books and Records are stored, and Stockholders shall have the right to make copies of any Company Books and Records; provided, however, that any such access or copying shall be accomplished in such a manner so as not to interfere with the normal conduct of business of the Company.

10.6 Registration Statement. Buyer shall file with Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of the Buyer Stock (the “Registration Statement”) within ninety (90) days after the Closing and shall have the Registration Statement declared effective by the SEC as soon as practicable thereafter. Buyer shall bear all expenses in connection with the filing of the Registration Statement and the registration of the Buyer Stock pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisers to the Stockholders or underwriting discounts, brokerage fees and commissions incurred by the Stockholders in connection with the offering pursuant to the Registration Statement.

10.7 Transfer of Buyer Stock.

(a) The Stockholders severally agree, but not jointly, that they will not effect any disposition of the Buyer Stock that would constitute a sale within the meaning of the Securities Act or any applicable state securities laws, except as contemplated in the Registration Statement or as otherwise permitted by law, and each Stockholder shall promptly notify the Buyer of any changes in the information set forth in the Registration Statement regarding such Stockholder or his or her plan of distribution of the Buyer Stock.

(b) The restrictions imposed by this Section 10.7 upon the transferability of the Buyer Stock shall cease and terminate as to any particular number of shares of Buyer Stock upon the earlier of (i) the passage of two (2) years from the effective date of the Registration Statement covering such Buyer Stock (unless, with respect to any particular Stockholder, such Stockholder is then, or was during the preceding three months, an affiliate (as defined in Rule 144 promulgated under the Securities Act) of Buyer and (ii) such time as an opinion of counsel satisfactory in form and substance to Buyer shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

10.8 [Reserved]

10.9 Further Assurances. From time to time after the Closing without further consideration, the parties will execute and deliver, arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such other action or arrange for such other action as may reasonably be requested to more effectively complete any of the transactions provided for in the Agreement or any document annexed hereto.

10.10 Non-Disclosure of Subsidiary Intellectual Property. It is understood that the trade secrets, customer lists, secret processes, technology, know-how and any other confidential information of Relationship Management (collectively, the “Subsidiary Intellectual Property”) is of a confidential nature. Buyer for itself and its Affiliates and employees, and for the Company and its Affiliates and employees, agrees that, following the Closing, they will not divulge or appropriate to their own use, or the use of any third party, any of the Subsidiary Intellectual Property, unless such Subsidiary Intellectual Property prior to its use or disclosure by Buyer and its Affiliates or employees, or by the Company or their Affiliates or employees, can be shown to have been in the public domain or generally known or available to and legally usable by customers, suppliers or competitors of the Business without a breach of the provisions of this Section 10.10 or other non-disclosure covenants. The Buyer, on behalf of itself and the Company, agrees and consents that, in addition to any other available remedy, temporary or permanent injunctive relief may be granted in any proceeding which may be brought by Stockholders to enforce such restrictive covenant without necessity of any proof of any other remedy at law is inadequate.

11. INDEMNIFICATION.

11.1 Indemnification by Stockholder. Subject to the provisions of this Article 11, each Stockholder, severally and not jointly, and strictly limited to the part of the Indemnification Holdback attributable to each Stockholder, agrees to defend, indemnify and hold Buyer and its officers, directors, employees and agents, harmless from and against any damages, liabilities, losses and expenses (including, but not limited to, reasonable attorney’s fees and costs incurred in defending any claim by a third person), fines, penalties and interest (collectively, “Loss” or “Losses”) which may be sustained or suffered by Buyer or its officers, directors, employees or agents, as a result of the following:

(a) a breach of any representation or warranty made by the Company in this Agreement;

(b) a failure to perform any covenant made by the Company in this Agreement;

(c) Taxes (other than income Taxes which are covered by Section 10.4 and Taxes resulting from the distribution of Relationship Management to the Stockholders), including any Taxes resulting from the failure of the Merger to qualify under Section 368(a)(1)(A) of the Code;

(d) any costs associated with the termination of the Company’s profit sharing plan; and

(e) the amount by which the Net Working Capital as set forth on the Finally Determined Working Capital Statement is less than $100,000; provided, however, that: (A) no indemnification shall be payable by Stockholders with respect to (a) above after the expiration or termination date, if any, prescribed for such representation or warranty in Section 10.1 hereof; (B) no indemnification (including any indemnification pursuant to Section 10.4(a)) shall be payable by Stockholders with respect to any individual Loss which is less than One Thousand ($1,000) U.S. Dollars (“De Minimis Loss”) and any De Minimis Loss shall be disregarded for all purposes of this Agreement, including, but not limited to, the limitations set forth below; (C) no indemnification shall be payable by Stockholders with respect to (a) above until the total of such recoverable claims for indemnification shall exceed Two Hundred Fifty Thousand ($250,000) U.S. Dollars (the “Deductible”) (such amount being a deductible amount versus a threshold), in which event Buyer shall then be entitled to recover the amount of such recoverable claims in excess of the Deductible; and (D) the aggregate liability of Stockholders for indemnification payable hereunder (including any indemnification pursuant to Section 10.4(a)) shall not exceed the Escrow Amount (the “Indemnity Cap”).

11.2 Indemnification by Buyer. Subject to the provisions of this Article 11, Buyer agrees to defend, indemnify and hold Stockholders and its officers, directors, employees and agents, harmless from and against, any Loss which may be sustained or suffered by Stockholders or its officers, directors, employees or agents, caused by a breach of any representation or warranty made by Buyer in Sections 4.1 through 4.6 hereof, inclusive, or a failure to perform any covenant made by Buyer anywhere else in this Agreement provided, however, that: (A) no indemnification shall be payable by Buyer with respect to any claim for breach of any representation or warranty made by Buyer in Sections 4.1 through 4.6 hereof, inclusive, asserted by Stockholders after the expiration or termination date, if any, prescribed for such representation or warranty in Section 10.1 hereof; (B) no indemnification shall be payable by Buyer with respect to any De Minimis Loss and such De Minimis Loss shall be disregarded for all purposes of this Agreement, including, but not limited to, the limitations set forth below; (C) no indemnification shall be payable by Buyer with respect to any claim for breach of any representation or warranty made by Buyer in Sections 4.1 through 4.6 hereof, inclusive, until the total of such recoverable claims for indemnification shall exceed the Deductible, in which event Stockholders shall then be entitled to recover the amount of such claims in excess of the Deductible; and (D) the aggregate liability of Buyer for indemnification payable hereunder with respect to the breach of the representations and warranties of Buyer under Section 4.1 through 4.6, inclusive, shall not exceed the Indemnity Cap.

11.3 Notice and Defense of Claims.

(a) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 11, the party seeking to be indemnified hereunder (the “Indemnified Party”) shall assert a claim for indemnification by written notice (a “Notice”) to the party from whom indemnification is sought (the “Indemnifying Party”) stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Notice shall be given within fifteen (15) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party unless the Indemnifying Party is actually prejudiced thereby. If such claim is made during the first 12-months after Closing, Notice shall also be provided to the Escrow Agent if it involves a Claim by the Buyer against the Stockholder.

(b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all premises (including the Real Property), books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(c) In the case of any third party claims for which indemnification is sought, the Indemnifying Party shall have the option to (i) conduct and control any proceedings or negotiations; (ii) to perform and control or direct the performance of activities required, including remedial activities, under Environmental Laws, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim) and (iv) employ counsel to contest any such claim or liability. In the event the Indemnifying Party elects to conduct and control any proceedings itself, the Indemnified Party shall be entitled to fully participate at its own expense and by its own counsel reasonably acceptable to the Indemnifying Party in any proceedings relating to any third-party claim. The Indemnifying Party shall, within thirty (30) days after delivery of the Notice to Indemnifying Party, notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within thirty (30) days after delivery of the Notice of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless the settlement includes a complete release of the Indemnifying Party with respect to the claim). The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of the third party claim and, if applicable, only to the extent required by the proviso of Section 11.1 and Section 11.2, as the case may be, and subject to the limitations of Section 11.3 and Section 11.4. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith and to keep each other reasonably informed of the status of the claim and any related proceeding and shall take no action or make any admissions or statements not required by applicable law which would adversely effect the defense of any such claim.

11.4 Further Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary: (i) the parties shall have no right to indemnification with respect to any loss of profits or any consequential, indirect, special or punitive damages; and (ii) Stockholders shall have no liability under this Agreement with respect to any matter to the extent the expense, loss or liability comprising the Loss with respect to such matter has been reserved or provided for in the Final Balance Sheet.

(b) The Indemnifying Party shall make any indemnification payments determined to be payable to the Indemnified Party hereunder without regard to any expectation that the Indemnified Party will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made. The Indemnified Party shall have no obligation to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnified Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim.

(c) Except as to claims based upon fraud, the sole recourse and exclusive remedy of Buyer and Stockholders against each other arising out of this Agreement or otherwise arising out of Buyer’s acquisition of the Stock, whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise, including but not limited to, any misrepresentation, breach of warranty or otherwise, shall be to assert a claim for indemnification under the indemnification provisions of this Article 11 and Buyer and Stockholders each covenant that it or they will not seek to obtain any remedy except as provided in this Article 11. The foregoing shall not apply to the enforcement of Article 13 hereof.

12. TERMINATION OF AGREEMENT.

12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the Company and Buyer;

(b) by the Company, if the Closing shall not have occurred by September 1, 2007 and such failure is not due to a failure of the Company to fulfill the conditions set forth in Article 8 or a default by the Company hereunder;

(c) by Buyer, if the Closing shall not have occurred by September 1, 2007, and such failure is not due to a failure of Buyer to fulfill the conditions set forth in Article 9 or a default by Buyer hereunder;

(d) by the Buyer if there shall have been a material breach by the Company of any of its representations, warranties, covenants or agreements contained herein and such material breach would, if not cured, cause any of the conditions contained in Section 8.1 or Section 8.2 not to be satisfied and such material breach, if capable of being cured, has not been cured to the reasonable satisfaction of the Buyer within fifteen (15) days after the Company receives written notice of such breach from Buyer; or

(e) by the Company if there shall have been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained herein and such material breach would, if not cured, cause any of the conditions contained in Section 9.1 or Section 9.2 not to be satisfied and such material breach, if capable of being cured, has not been cured to the reasonable satisfaction of the Company within fifteen (15) days after Buyer receives written notice of such breach from the Stockholders.

12.2 Effect of Termination. If this Agreement is terminated as provided in Section 12.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of Buyer described in Section 10.10 will survive any such termination and provided, further that no such termination will relieve Buyer, Stockholders or the Company from liability for any breach of any provision of this Agreement prior to such termination and in the event of such breach the parties hereto shall be entitled to exercise all remedies available under law and in equity.

13. STOCKHOLDERS’ NONCOMPETITION COVENANTS.

13.1 Noncompetition. The active stockholders of the Company, as set forth on the “Active Stockholders Schedule” are the Stockholders of the Company engaged in the day to day business of the Company. The Active Stockholders agree and covenant with Buyer that, for a period (the “Restrictive Period”) from the Closing Date until the fifth (5th) anniversary of the Closing Date, none of them nor any of their Affiliates (as defined in Section 13.3) shall without the prior written consent of Buyer, directly or indirectly, anywhere in the domestic United States of America (the “Territory”): (a) in the capacity as an officer, director, employee, consultant, advisor, partner, member or stockholder (excluding ownership of less than five percent (5%) of the equity of any publicly traded entity), or otherwise, directly or indirectly engage in the Business of the Company that was conducted by the Company on the Closing Date (a “Competing Business”), (b) call upon or solicit business for Competing Business from any of the current clients, customers or accounts of the Company as of the Closing Date or (c) interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contract with the Company.

13.2 Enforcement. Buyer and the Active Stockholders intend that the covenants of Section 13.1 shall be deemed made by each Active Stockholder and its Affiliates and not as a group, and to be a series of separate covenants If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

14. MISCELLANEOUS.

14.1 Expenses. Buyer and the Company shall pay the unpaid fees and expenses of their respective accountants, advisors, brokers and legal counsel incurred in connection with the transactions contemplated by this Agreement, it being understood that the expenses of the Company shall be deducted from the Merger Consideration.

14.2 Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission. Any notice or other communication will be deemed to have been duly given (a) on the fifth (5th) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (b) on the date of service if served personally, (c) on the Business Day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (d) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

To the Company:	Internet Transaction Solutions, Inc. 7720 Rivers Edge Drive Columbus, OH 43235

Attn: Kent D. Stuckey, Chief Executive Officer and Board Chairman

FAX: (614) 573-0481

E-Mail: kent@transactionsolutions.com

With a Copy to:	Roetzel and Andress 155 East Broad Street National City Plaza, 12th Floor Columbus OH 43215 Attn: Scot C. Crow FAX: (614) 463-9792 E-Mail: scrow@ralaw.com
To Buyer:	4795 Meadow Wood Lane Suite 300 Chantilly, VA 20151 Attn: Catherine Graham and Michael Bisignano FAX: (703) 653-2605 E-Mail: cgraham@orcc.com mbisignano@orcc.com
With a copy to:	Greenberg Traurig, LLP Attn: Mark J. Wishner 1750 Tysons Boulevard Suite 1200 McLean, Virginia 22102 FAX: (703) 714-8359 E-Mail: WishnerM@gtlaw.com

14.3 Waiver. The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

14.4 Section Headings; No Party Deemed Drafter. The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein. The parties agree that no party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provision hereof against a party as the drafter of the Agreement, the parties acknowledging that each of the parties hereto have contributed substantially and materially to the preparation hereof.

14.5 Disclosure Schedules and Exhibits.

(a) The Disclosure Schedule and the Buyer’s Disclosure Schedule (collectively, the “Disclosure Schedules”) and any other Schedules or Exhibits referenced herein shall be deemed to be attached hereto and made a part hereof. All references herein to this Agreement shall include the Disclosure Schedules, the other Schedules and all such Exhibits.

(b) Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Stockholders or Buyer, as the case may be, contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

(c) Any information disclosed in any schedule of these disclosure schedules shall be deemed disclosed into such other schedule of these disclosure schedules to the extent that such disclosure is readily applicable on its face from a reasonable reading of the disclosure that such disclosure is applicable to such other schedule.

(d) No reference to or disclosure of any item or other matter in any section of the Disclosure Schedules shall be construed as an admission or indication that such item is required to be referred to or disclosed in any section of the Disclosure Schedules. Inclusion of any item in a section of the Disclosure Schedules does not constitute a determination by the representing party that such item is material and shall not be deemed to establish a standard of materiality. No disclosure in any section of the Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

14.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

14.7 Entire Understanding. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them. None of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized officer of the party to be bound thereby. The parties hereto acknowledge and agree that none of the parties has made any representations and warranties in connection with the transactions contemplated by this Agreement other than those representations and warranties expressly set forth herein or in the Disclosure Schedules, other Schedules or Exhibits attached hereto and in negotiating, entering into and consummating this Agreement, each party has regarded as material and/or has relied upon only those representations and warranties expressly set forth herein or in the Disclosure Schedules, other Schedules or Exhibits attached hereto, and has not regarded as material or relied upon any other representations, warranties or statements, whether oral or written, made or implied by any party or any of their representatives at any time.

14.8 Binding Effect. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any person other than the parties hereto.

14.9 Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Delaware and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State, without reference to its conflict of laws principles.

14.10 Choice of Forum and Consent to Jurisdiction. Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, shall be brought only in a federal or state court having jurisdiction and venue in Columbus, Ohio, and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts and agrees that venue in Ohio is proper. To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding. Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of Ohio, that any such action brought by either party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 14.10, and that any order or judgment obtained in any such action from a court other than the courts of Ohio shall be void ab initio provided that, notwithstanding the foregoing provisions of this Section 14.10, either party may bring and enforce an action seeking injunctive or other equitable relief in any court of competent jurisdiction.

14.11 Assignability. No party hereto shall sell, pledge, assign or otherwise transfer its rights under this Agreement without the prior written consent of the other parties hereto.

14.12 Counterparts; Delivery by Facsimile. This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

14.13 Knowledge of the Company. For purposes of this Agreement, the term or phrase “Knowledge of the Company” means the actual knowledge of the directors and officers of the Company.

14.14 Public Announcements. No announcement of the transactions contemplated hereby shall be made publicly by any party hereto without the advance written approval of Buyer and Stockholder, except such notice as is required by law. The context or text of such announcement shall be agreed upon by Buyer and Stockholder, except such notice as is required by law where each party shall use its reasonable efforts to obtain the prior consent of the other party.

14.15 Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any person or entity now or hereafter controlling, controlled by or under common control with another person or entity and in the case of an individual, any Family Member of such Person. “Family Member” means, with respect to any individual, such individual’s Buyers, spouse, and descendants (whether natural or adopted) and any trust or other vehicle formed for the benefit of any one or more of them. “Control” shall mean the right to vote more than fifty (50%) percent of the voting securities of the person or entity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

Online Resources Corporation

By:/s/ Catherine Graham

Name: Catherine A. Graham
Title:	EVP & CFO
BUYERSUB:

ITS Acquisition Sub

By:/s/ Catherine Graham

Name: Catherine A. Graham
Title:	EVP & CFO
COMPANY:

INTERNET TRANSACTION SOLUTIONS, INC.

By: /s/ Kent D. Stuckey
Kent D. Stuckey, Chief Executive Officer and Board Chairman

[SIGNATURES OF STOCKHOLDERS ARE ATTACHED]

STOCKHOLDERS:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 26, 2007.

STOCKHOLDER:

Richard and Cheryl Evans CRUT

By:	/s/ Scott L. Evans

Name: Its:	Scott L. Evans Trustee

STOCKHOLDER:

Scott L. Evans 3/22/07 CRUT

By:	/s/ Scott L. Evans

Name: Its:	Scott L. Evans Trustee

STOCKHOLDER:

Scott L. Evans 3/22/07 GRAT

By:	/s/ Scot Crow

Name: Its:	Scot Crow Trustee

[signature page to Agreement and Plan of Merger among Online Resources Corporation, ITS
Acquisition Sub, LLC, Internet Transaction Solutions, Inc. and its Stockholders]

STOCKHOLDER:

Internet Transaction Solutions, LLC

By:	/s/ Scott L. Evans

Name:	Scott L. Evans
Its:	—

STOCKHOLDER:

New Ridge, LLC

By:	/s/ Kent D. Stuckey

Name: Its:	Kent D. Stuckey Manager

STOCKHOLDER:

/s/ Barry H. Fromm

Barry H. Fromm

STOCKHOLDER:

PWI, Inc.

By:	/s/ Gregory J. Salvato

Name: Its:	Gregory J. Salvato

[signature page to Agreement and Plan of Merger among Online Resources Corporation, ITS
Acquisition Sub, LLC, Internet Transaction Solutions, Inc. and its Stockholders]

STOCKHOLDER:

Gtek, LLC

By:	/s/ Gregory J. Salvato

Name: Its:	Gregory J. Salvato

STOCKHOLDER:

/s/ Robert J. Massey

Robert J. Massey

STOCKHOLDER:

Value Recovery Group, Inc.

By:	/s/ Barry H. Fromm

Name: Its:	Barry H. Fromm Chairman and CEO

STOCKHOLDER:

/s/ John G. Ritchey

John G. Ritchey

[signature page to Agreement and Plan of Merger among Online Resources Corporation, ITS
Acquisition Sub, LLC, Internet Transaction Solutions, Inc. and its Stockholders]

STOCKHOLDER:

/s/ Scott L. Evans

Scott L. Evans

STOCKHOLDER:

/s/ Kent D. Stuckey

Kent D. Stuckey

[signature page to Agreement and Plan of Merger among Online Resources Corporation, ITS
Acquisition Sub, LLC, Internet Transaction Solutions, Inc. and its Stockholders]

ACTIVE STOCKHOLDER SCHEDULE

[To be provided]

DISCLOSURE SCHEDULE

Please see attached.

BUYER’S DISCLOSURE SCHEDULE

Please see attached.

EXHIBIT B

Letter of Transmittal

Please see attached.

EXHIBIT 2.2

Treatment of Stock Options

Sellers have provided the following Fully Diluted Capitalization Table (1.7.1.)1, which reflects all issued and outstanding common stock, preferred stock (10% voting and economic antidilution), and stock option grants prior to giving effect to recent and planned redemptions, whether by purchase of stock or stock option rights (“redemptions”) reflected in Schedule 2.2:

INTERNET TRANSACTION SOLUTIONS, INC.
Fully Diluted Capitalization Table
	Shares	Options	Vested	%

Internet Transaction Solutions LLC (S. Evans)	3,710,000	30,000	3,740,000	23.71%
Value Recovery Group (B. Fromm)	2,565,678		2,565,678	16.27%
New Ridge LLC (K. Stuckey)	1,600,000	150,000	1,750,000	11.10%
PWI, Inc. (G. Salvato, K. Malkov, etc.)	925,829		925,829	5.87%
Barry H. Fromm	935,000	30,000	965,000	6.12%
Eben L. Kent	778,643	210,000	778,643	4.94%
Globallogic (pka Induslogic)(Class B — nonvoting)	352,282		352,282	2.23%
G Tek, LLC (G. Salvato)	385,000	30,000	415,000	2.63%
Robert J. Massey	385,000	30,000	415,000	2.63%
John G. Ritchey	289,322	15,000	304,322	1.93%
Sudhir and Anjali Sehgal	200,000		200,000	1.27%
G. David Fensterheim	100,000		100,000	0.63%
Donald S. Bean, Jr.	100,000		100,000	0.63%
Michael Eldredge	24,000	125,000	149,000	0.94%
James R. Crossley		105,000	105,000	0.67%
Christopher Schroeder		82,500	82,500	0.52%
D. Scott Foreman		80,000	80,000	0.51%
Carol Weikel		40,000	40,000	0.25%
Katia Tenney		10,500	10,500	0.07%
Gonzalo Pizzaro Jr.		6,500	6,500	0.04%
Jamie Sue Johnson		21,500	21,500	0.14%
Brian Kerr		37,500	37,500	0.24%
Sheila St. Jean		6,500	6,500	0.04%
Mark S. Johnson	422,740		422,740	2.68%
Melissa Harris		158,528	158,528	1.01%
Jeremy Harris		105,684	105,684	0.67%
Christi Devoe		79,264	79,264	0.50%
Joel Copeland		40,000	40,000	0.25%
Tim Harper		22,500	22,500	0.14%
Rhonda Wheeler		20,000	20,000	0.13%
Steve Shollenberger		50,000	50,000	0.32%
John Boylan/EFP		80,000	80,000	0.51%
Sherri Stevens		15,000	15,000	0.10%
Paddy Lamey		50,000	50,000	0.32%
New Ridge LLC (Preferred - 10% antidilution)	1,213,417		1,577,163	10.00%

Outstanding Beneficial Shares	12,134,171		15,771,633

PREFERRED	(1,000,000)		(1,000,000)
PREFERRED ADJUSTMENT	(213,417)		(577,163)
COMMON A	10,568,472		13,842,188
COMMON B	352,282		352,282
COMMON	10,920,754		14,194,470

[1]	The attached schedules include reference to documents posted by Seller to a Merrill DataSite (“Project Blue Jacket”), to which Buyer and its representatives have been provided full access. Such references will include the DataSite document number where applicable.